U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2011

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

34-93-620-8090

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 21, 2011, Private Media Group, Inc. (the “Company”) received a letter from The Nasdaq Stock Market stating that for the previous 30 consecutive business days, the Company longer meets the $5,000,000 minimum market value of “publicly held shares” required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 5450(b)(C) (the “Rule”) and, therefore, that a deficiency exists with regard to the Rule. The Nasdaq letter has no immediate effect on the listing of the Company’s common stock. The Rule defines “publicly held shares” as total shares outstanding, less any shares held directly or indirectly by officers, directors or a beneficial owner of more than 10% of the total outstanding shares.

In accordance with Marketplace Rule 5810(c)(3)(D), the Company is provided with a grace period of 180 calendar days or until January 17, 2012, to regain compliance with the Rule. If at any time before January 17, 2012, the market value of the Company’s publicly held shares closes at $5,000,000 or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Rule. If the Company does not regain compliance with the Rule by January 17, 2012, Nasdaq will notify the Company that its common stock is subject to delisting from The Nasdaq Global Market.

In the event the Company receives notice that its common stock is subject to delisting from The Nasdaq Global Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Hearings Panel. Alternatively, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for continued listing set forth in Marketplace Rule 5505.

The Company will continue to monitor the market value of its publicly held common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)

Date: July 27, 2011	/s/ Johan Gillborg
Johan Gillborg,
Chief Financial Officer

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